Exhibit 99.1

WEX Extends Its Existing Fuel-Price Risk Management Program

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--February 26, 2014--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today announced that it has extended its existing fuel-price risk management program through the third quarter of 2015.

On February 20, 2014, the Company purchased instruments to cover a portion of its anticipated domestic fuel-price-related earnings exposure for the first, second and third quarters of 2015. At this time, WEX has hedged approximately 60% of its first quarter 2015 exposure, 40% of its second quarter and 20% of its third quarter 2015 exposure. Going forward, the Company intends to hedge approximately 60% of its domestic fuel-price-related earnings exposure in every quarter on a rolling basis.

The instruments are designed to enhance the visibility and predictability of the Company's future earnings. The program uses instruments that create a "costless collar" based upon both the U.S. Department of Energy's weekly diesel fuel price index and NYMEX unleaded gasoline contracts. The February purchase locked in a fuel price range of approximately $3.39 to $3.45 per gallon. The following table states the approximate range of the collar and percentage of fuel-price-related earnings exposure:

	Q1	Q2	Q3	Q4	Q1	Q2	Q3
	2014	2014	2014	2014	2015	2015	2015

Average low end of range	$3.38	$3.36	$3.37	$3.34	$3.34	$3.36	$3.39
Average top end of range	$3.44	$3.42	$3.43	$3.40	$3.40	$3.42	$3.45
Approximate % locked in	60%	60%	60%	60%	60%	40%	20%

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 7.7 million cardholders and offering exceptional payment security and control across a wide spectrum of business sectors. The Company’s operations include WEX Bank, Fleet One, Pacific Pride, rapid! PayCard, WEX Australia, WEX New Zealand and WEX Europe, as well as a majority equity position in UNIK S.A., Brazil. WEX and its subsidiaries employ more than 1,400 associates. For more information about WEX, please visit http://www.wexinc.com.

CONTACT:
WEX Inc.
News media contact:
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com